Exhibit 99.1

Kenneth Goldman Joins RingCentral Board of Directors

BELMONT, Calif.— June 13, 2017 - RingCentral, Inc. (NYSE:RNG), a leading provider of cloud business communications and collaboration solutions, today announced the appointment of Kenneth Goldman to its board of directors. Goldman most recently was chief financial officer at Yahoo! overseeing all global finance functions for the company. Goldman brings extensive financial leadership experience to RingCentral through numerous executive and board of director roles at enterprise technology companies.

“I’m thrilled to join RingCentral’s board of directors. The company has proven market and innovation leadership, and is well positioned to continue to lead in this $50 billion global cloud communications solutions market,” said Goldman. “As today’s workforce is increasingly mobile and distributed, it’s clear that RingCentral is enabling the new digital workplace by delivering a unified communications and collaboration experience that delights end users. I look forward to partnering with the RingCentral team at this next phase of their growth.”

“Ken has an impressive background and depth and breadth of experience in scaling multiple technology companies,” said Vlad Shmunis, CEO, founder, and chairman of RingCentral. “I’m excited to welcome him to our board of directors as we march towards our goal of achieving one billion dollars in revenue by 2020. Ken’s leadership will prove invaluable as we scale our business to meet our global customers’ communications and collaboration needs.”

Prior to Yahoo!, Goldman served in chief financial officer roles for several enterprise technology companies including Fortinet and Siebel Systems. Goldman serves on the board of directors of NXP Semiconductor, Trinet, GoPro, Inc., and non-profit boards such as the Lucile Packard Children’s Hospital Foundation Board. Goldman is also a member of the Standing Advisory Group of the Public Company Accounting Oversight Board.

About RingCentral

RingCentral, Inc. (NYSE:RNG) is a leading provider of cloud-based global collaborative communications solutions. More flexible and cost-effective than legacy on-premises systems, RingCentral empowers today’s mobile and distributed workforce to communicate, collaborate, and connect from anywhere, on any device. RingCentral unifies voice, video, team messaging and collaboration, conferencing, online meetings, and integrated contact center solutions. RingCentral’s open platform integrates with leading business apps and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

©2017 RingCentral, Inc. All rights reserved. RingCentral and the RingCentral logo are trademarks of RingCentral, Inc.

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